Registration Nos. 333-179261 and 333-179261-01

Filed Pursuant to Rule 424(b)(3)

Supplement dated September 4, 2012 to ANNUITY PROSPECTUSES

Suspension of New Sales

This Supplement applies to certain JH CHOICE ANNUITY, JH ELECT ANNUITY, JH LIBERTY ANNUITY and JH SIGNATURE ANNUITY Contracts offered by John Hancock Life Insurance Company (U.S.A.) (the “Contracts”).

You should read this Supplement together with a current prospectus for the applicable Contract (the “Annuity Prospectus”) and retain all documents for future reference. We define certain terms in this Supplement. If a term is not defined in this Supplement, it has the meaning given to it in the Annuity Prospectus. If you would like another copy of the Annuity Prospectus, please contact our Annuities Service Center at 1-800-344-1029 to request a free copy. You may also visit our website at www.jhannuities.com.

Suspension of New Sales

We are suspending our offer of all JH Choice, JH Elect, JH Liberty and JH Signature Annuity Contracts effective at the close of business on October 12, 2012 (the “Suspension Date”). This means that we will not issue a new Contract unless we receive all required information in good order on or before the Suspension Date, unless we approve otherwise.

You should retain this Supplement for future reference.

Supplement dated September 4, 2012

9/12:	333-179261
333-179261-01